Exhibit 10.1

RESTRICTED STOCK AGREEMENT

This Agreement is made and entered into as of April 11, 2008 (the “Grant Date”) by and between McCormick & Schmick’s Seafood Restaurants, Inc., a Delaware corporation (the “Company”) and                      (“Independent Director”).

RECITALS

A. To attract and retain the services of selected employees and independent directors, the Board of Directors of the Company (the “Board”) has adopted the 2004 Stock Incentive Plan (the “Incentive Plan”).

B. Under the Incentive Plan, the Board of Directors may make restricted awards of the Company’s common stock subject to terms, conditions, and restrictions determined by the Board of Directors.

C. The Board of Directors considers it in the Company’s best interest to award Independent Director a restricted stock grant to enhance the Company’s ability to retain Independent Director’s services on behalf of the Company.

D. Independent Director accepts the restricted stock award on the terms and conditions contained in this Agreement and in the Incentive Plan.

AGREEMENT

1. Award of Restricted Stock. Pursuant to Section 8 of the Incentive Plan, the Board of Directors awards to Independent Director                  shares of the Company’s fully paid and nonassessable Common Shares as a restricted stock grant (the “Restricted Stock”). All of the Restricted Stock is subject to the length of service restrictions set forth in Section 2.

2. Length of Service Restrictions. All of the Restricted Stock shall initially be subject to forfeiture to the Company. All of the Restricted Stock shall be automatically forfeited to the Company if Independent Director’s service to the Company terminates for any reason prior to April 11, 2009.

Notwithstanding the foregoing, the possibility of forfeiture of the Restricted Stock established above shall lapse in its entirety if Independent Director’s service terminates because of the death or total disability, as defined in the Incentive Plan, of the Independent Director.

2004 SIP Restricted Stock Agreement – Independent Director1

3. Certain Transactions. Notwithstanding any other provision in this Agreement, in the event of a merger, consolidation, plan of exchange, acquisition of property, or stock, split-up, split-off, spin-off, reorganization or liquidation to which the Company is a party or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company (each, a “Transaction”), the Company shall, by action of the Board of Directors, in its sole discretion and to the extent possible under the structure of the Transaction, select one of the following alternatives:

(i) The Restricted Stock shall remain outstanding and the terms of this Agreement shall remain in effect in accordance with its terms.

(ii) The Restricted Stock, to the extent then still subject to the length of service forfeiture restrictions, shall be forfeited to the Company at the closing of the Transaction.

(ii) The Restricted Stock shall be converted into restricted stock of one or more of the corporations that are the surviving or acquiring corporations in the Transaction. The amount and type of converted restricted stock shall be determined by the Company, taking into account the relative values of the companies involved in the Transaction and the exchange rate, if any, used in determining shares of the surviving corporation(s) to be held by holders of shares of the Company following the Transaction. Unless otherwise determined by the Company, by action of the Board of Directors, the converted restricted stock shall continue to be subject to the forfeiture provisions applicable to the Restricted Stock at the time of the Transaction.

4. Share Issuance and Dividends; No Transfers. Restricted Stock shall be issued as soon as practicable after the effective date of this Agreement in the name of the Independent Director and may be certificated or uncertificated. To facilitate the cancellation of Restricted Stock upon forfeiture, Independent Director shall execute a stock power upon request, endorsed in blank, covering all Restricted Stock and deliver it to the Company. Certificates, if any, and corresponding stock powers shall be held by the Company or its designee until the possibility of forfeiture has lapsed. Upon the lapse of forfeiture restrictions with respect to all or a portion of the Restricted Stock, certificates representing such shares shall be delivered to the registered owner as soon as practicable, subject to any applicable withholding. If forfeiture occurs, the certificates covering the forfeited shares, if any, shall be promptly cancelled by the Company. While the shares of Restricted Stock are subject to forfeiture, Independent Director will be entitled to receive cash dividends declared on the Restricted Stock, if any, and will be able to exercise voting and other shareholder rights. Shares for any stock dividends shall also be held in accordance with this Section. If forfeiture occurs, Independent Director shall have no right to receive retained stock dividends with respect to Restricted Stock that is forfeited. No interest in any Restricted Stock may be transferred voluntarily or by operation of law until the possibility of forfeiture lapses. The registered owner to whom a certificate is delivered pursuant to this Section shall be Independent Director, unless Independent Director is not living, in which case the owner shall be the person or persons establishing rights of ownership by will or under the laws of descent and distribution.

5. Taxes. Independent Director is advised that any income recognized as a result of receiving the Restricted Stock will be treated as ordinary compensation income subject to federal, state and local income, employment and other tax withholding. Independent Director is advised that if he or she makes an election under Section 83(b) of the Internal Revenue Code of 1986 with respect to some or all of the Restricted Stock, Independent Director will recognize ordinary compensation income at the time of the Restricted Stock award in an amount equal to the fair market value of the Restricted Stock on that date. If Independent Director does not make a Section 83(b) election, Independent Director will recognize ordinary compensation income (i) at the time or times any portion of the Restricted Stock

2004 SIP Restricted Stock Agreement – Independent Director2

vests in accordance with Section 2 of this Agreement, in an amount equal to the fair market value of that Restricted Stock on the vesting date, and (ii) in connection with the payment of any cash dividends on the Restricted Stock while the Restricted Stock is unvested. Prior to or concurrently with the acceptance by the Company of a Section 83(b) election for the Restricted Stock or delivery to Independent Director of the certificates representing the Restricted Stock, Independent Director shall pay to Company the amount necessary to satisfy all applicable federal, state and local tax withholding requirements arising in connection with Independent Director’s receipt of the Restricted Stock, including any amounts required to be withheld at the time any portion of the Restricted Stock vests in accordance with Section 2 of this Agreement. Independent Director shall pay these amounts in cash or, at the election of the Independent Director, by surrendering to Company for cancellation (i) Restricted Stock (except in the case of withholding due in connection with a Section 83(b) election) or (ii) other shares of Company Common Stock held for at least six months, in each case valued at the closing market price for the Company Common Stock on the last trading day preceding the date of Independent Director’s election to surrender such shares. If additional withholding becomes required beyond any amount paid before delivery of the certificates representing the Restricted Stock, Independent Director shall pay such amount to Company upon demand. If shareholder fails to pay any amount demanded, Company shall have the right to withhold such amount from other amounts payable by Company to the Independent Director, including salary, subject to applicable law. Independent Director is advised that to be valid a Section 83(b) election must be filed with the Internal Revenue Service within 30 days of the date of the Restricted Stock award, a copy of the election must be provided to the Company, and a copy of the election must be attached to the Independent Director’s federal (and possibly state) income tax return for the year of the election. Independent Director acknowledges that if he or she chooses to make a Section 83(b) election, it is Independent Director’s sole responsibility, and not Company’s, to make a valid and timely election. Independent Director is encouraged to review the Federal Income Tax Consequences portion of the Company’s 2004 Stock Incentive Plan Prospectus and to consult Independent Director’s personal tax advisor regarding the advisability of making a Section 83(b) election with respect to the Restricted Stock.

IRS Circular 230 notice: Any tax advice contained herein was not intended or written to be used, and cannot be used, by Independent Director or any other person (i) in promoting, marketing or recommending any transaction, plan or arrangement or (ii) for the purpose of avoiding penalties that may be imposed under federal tax law.

6. Additional Common Shares of the Company. If, during the period when any of the Restricted Stock is subject to forfeiture, the outstanding Common Shares are increased as a result of a stock dividend or stock split, the restrictions and other provisions of this Agreement shall apply to any such additional shares which are issued in respect of any Restricted Stock to the same extent as such restrictions and other provisions apply to the Restricted Stock.

7. Restrictive Legend; Stop Transfer. Certificates for shares issued under this Agreement may bear the following legend:

“The shares represented by this certificate are subject to a Restricted Stock Agreement between the registered owner and McCormick & Schmick’s Seafood Restaurants, Inc. materially restricting the transferability of the shares. A copy of the agreement is on file with the Secretary of McCormick & Schmick’s Seafood Restaurants, Inc.”

2004 SIP Restricted Stock Agreement – Independent Director3

If shares of Restricted Stock are uncertificated, the Company may issue a stop transfer order with respect to, or otherwise make adequate provision to restrict the transferability of, the Restricted Stock.

8. Electronic Delivery. Independent Director consents to the electronic delivery of any prospectus and any other documents relating to this award in lieu of mailing or other form of delivery.

MCCORMICK & SCHMICK’S SEAFOOD RESTAURANTS, INC.

By:
Emanuel N. Hilario, Chief Financial Officer

2004 SIP Restricted Stock Agreement – Independent Director4

AGREEMENT AND STOCK ASSIGNMENT

FOR VALUE RECEIVED, the undersigned sells, assigns, and transfers to McCormick & Schmick’s Seafood Restaurants, Inc. (the “Company”)                  shares of Common Stock (the “Shares”) of the Company standing in the name of the undersigned on the books of the Company, which Shares are subject to a Restricted Stock Agreement dated April 11, 2008, and irrevocably constitutes and appoints Emanuel N. Hilario attorney to transfer the Shares on the books of the Company with full power of substitution.

The undersigned hereby agrees to the terms of the Restricted Stock Agreement and agrees that the undersigned’s signature below constitutes his signature to the Restricted Stock Agreement and that this Agreement and Stock Assignment may be affixed thereto.

Dated:

By:

2004 SIP Restricted Stock Agreement – Independent Director5